EXHIBIT 10.2

     FROM:                                   ON BEHALF OF:

     Robert W. Bloch International           Handy & Harman
     30 East 60th Street
     New York, NY  10022                     Contact:

     212 755 8047                            Richard P. Schneider
                                             Vice President,
                                             Corporate Development
                                             914 925 4412

     FOR IMMEDIATE RELEASE:

     New York, NY...September 12th, 1994--Handy & Harman today announced that it acquired Sumco, Inc., an Indianapolis, Indiana-based precision electroplating firm, focusing on plating electronic connectors and connector stock for the automotive, telecommunications and computer industries. Handy & Harman acquired 100% of the shares of Sumco from management shareholders and PNC Capital Corp., a leveraged buyout investment firm headquartered in Pittsburgh, Pennsylvania. In the twelve months ended June 30th, 1994, Sumco had sales of approximately $22.5-million.

     In announcing the transaction, Handy & Harman Chairman Richard N. Daniel commented, "The acquisition of Sumco represents a signifi-cant expansion of Handy & Harman's capabilities in the area of pre-cision industrial electroplating. Following this acquisition, we will be able to offer a broader range of sophisticated precious and non-precious metal plating technologies and products to our customers in the telecommunications, automotive and electronics industries."

                                     (more)
     Mr. Daniel continued: "We expect Sumco to continue to grow and, in the future, expand beyond its current 70,000 square foot, state-of-the-art operations and office facilities. An early goal is to widen Sumco's involvement in precious metal plating for a variety of in-dustries. Toward this end, Handy & Harman has particular strengths and capacities to include design applications."

     "We were particularly impressed with the Sumco management team, headed by President Robert Brouillard. Sumco's management will remain with the company, which will become a wholly-owned subsidiary of Handy & Harman and function as part of our Precious Metals Group," Mr. Daniel concluded.

     Handy & Harman, a leading fabricator, processor and refiner of pre-cious metals, also produces a variety of specialty metal products for industrial uses through subsidiaries and divisions here and abroad. Founded in 1867, Handy & Harman is headquartered in New York. The shares of Handy & Harman are traded on the New York Stock Exchange with the ticker symbol: HNH.

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